EXHIBIT 12

                              WISCONSIN BELL, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                              (Dollars in Millions)

                                                    Six Months Ended
                                                          June 30
                                                   ---------------
                                                  1999         1998
                                                  ----         ----
1.  EARNINGS

     a) Income before interest expense,
         income taxes and undistributed
         equity earnings ....................  $  210.4      $  189.9

     b) Portion of rental expense
         representative of the
         interest factor (1).................       2.1           2.0
                                               --------      --------
     Total 1(a) and 1(b).....................  $  212.5      $  191.9
                                               --------      --------
2.  FIXED CHARGES

     a) Total interest expense including
         capital lease obligations...........  $   10.7      $   15.0

     b) Capitalized interest.................       0.3           0.3

     c) Portion of rental expense
         representative of the
         interest factor (1).................       2.1           2.0
                                               --------      --------
     Total 2(a) through 2(c).................  $   13.1      $   17.3
                                               --------      --------
3.  RATIO OF EARNINGS TO FIXED CHARGES.......     16.22         11.09
                                                  =====         =====


(1) We consider one third of total rental expense to represent return on capital.